Exhibit (h)(5)

AMENDMENT NO. 4

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Core Funds and Thrivent Cash Management Trust)

Thrivent Core Funds (“TCF”), Thrivent Cash Management Trust (“TCMT”) and Thrivent Financial Investor Services Inc. (“TFISI”) hereby agree that, with respect to the Transfer Agency and Service Agreement dated June 1, 2016 between TCF, TCMT and TFISI, as amended (the “Agreement”), effective January 1, 2020, Schedule B shall be revised as attached hereto.

THRIVENT CORE FUNDS

By: /s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT CASH MANAGEMENT TRUST

By: /s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT FINANCIAL INVESTOR SERVICES INC.

By: /s/ Kathryn A. Stelter
Kathryn A. Stelter
Vice President and Chief Operations Officer

SCHEDULE B

Fund	Fee

Thrivent Core Short-Term Reserve Fund	$20,000
Thrivent Cash Management Trust	$20,000
Thrivent Core Emerging Markets Debt Fund	$20,000
Thrivent Core International Equity Fund	$20,000
Thrivent Core Low Volatility Equity Fund	$20,000